EXHIBIT 99.1

Media Inquiries: Investor Inquiries:	REPUBLIC CONTACTS Will Flower (954) 769-6392 Tod Holmes (954) 769-2387 Ed Lang (954) 769-3591

REPUBLIC SERVICES, INC. ANNOUNCES STOCK REPURCHASE
• $200 million authorized for 2004
• Additional $25 million authorized for 2003

FORT LAUDERDALE, Fla., November 3, 2003...Republic Services, Inc. (NYSE: RSG) announced today that its Board of Directors has authorized the repurchase of up to $200 million of its common stock in 2004. The Board also approved the repurchase of up to an additional $25 million for the remainder of 2003 (from $150 million to $175 million). The stock repurchases may be made in the open market, in privately negotiated transactions or a combination of both. The timing and amounts of any repurchases will be at the discretion of management and will depend on many factors, including the market price of the common stock and overall market conditions.

“Our stock repurchase program is a cornerstone of Republic’s financial strategy and it continues to be an excellent use of our resources,” said James E. O’Connor, Chief Executive Officer of Republic Services, Inc. “Republic consistently generates substantial amounts of free cash. We anticipate using these funds to create additional value for Republic’s shareholders while, at the same time, maintaining an investment grade rating.”

Since the inception of the share repurchase program in July 2000, Republic has repurchased approximately 23.6 million shares of its common stock, for approximately $435.6 million. During 2003, Republic anticipates repurchasing approximately 5% of its outstanding common stock.

Republic Services, Inc. is a leading provider of solid waste collection, transfer and disposal services in the United States. The Company’s operating units are focused on providing solid waste services for commercial, industrial, municipal and residential customers. Certain statements and information included herein constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied, in or by such forward-looking statements. Such factors include, among other things, whether the Company’s estimates and assumptions concerning its selected balance sheet accounts, final capping, closure, post-closure and remediation costs, available airspace, and projected costs and expenses related to the Company’s landfills and property and equipment, and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate, and various factors that will impact the actual business and financial performance of the Company such as competition and demand for services in the solid waste industry; the Company’s ability to manage growth; compliance with, and future changes in, environmental regulations; the Company’s ability to obtain approval from regulatory agencies in connection with expansions at the Company’s landfills; the ability to obtain financing on acceptable terms to finance the Company’s operations and growth strategy and for the Company to operate within the limitations imposed by financing arrangements; the ability of the Company to repurchase common stock at prices that are accretive to earnings per share; the Company’s dependence on key personnel; general economic and market conditions including, but not limited to, inflation and changes in commodity pricing, fuel, labor and other variable costs that are generally not within the control of the Company; dependence on large, long-term collection contracts; dependence on acquisitions for growth; risks associated with undisclosed liabilities of acquired businesses; risks associated with pending legal proceedings; and other factors contained in the Company’s filings with the Securities and Exchange Commission.

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